FOR IMMEDIATE RELEASE

            New Frontier Media, Inc. Announces New Equity Financing

BOULDER, Colo.--(BUSINESS WIRE)--March 8, 1999--New Frontier Media, Inc. (NASDAQ:NOOF) announced that it has secured approximately $5.0 million in new equity financing through the private sale of its common stock to various institutional and accredited investors.

Mark Kreloff, Chairman and Chief Executive Officer of New Frontier Media said, "We announced in January, 1999 that we were confident that our efforts to satisfy Nasdaq's net tangible assets listing requirements would be successful. We are extremely pleased that not only have we made good on that promise, but that according to our calculations, after giving effect to this financing, we exceed Nasdaq's requirements by over 200%. In addition, we are truly humbled by the caliber of investors who have chosen to participate in this private financing, at least one or two of whom are household names. These investors, together with the 175% gain in our stock price since our January press release, we believe is a tremendous vote of confidence by the broader investment community in our company and our future opportunities for growth. We view our decision to launch a cable/DBS satellite network effort, and the success we have had in rolling out this service, as a critical element in this success story.

"We intend to apply the funds raised through this offering to pay down approximately $1.5 million in outstanding short-term indebtedness and to apply the rest to working capital purposes. With the expenses for the launch of TeN behind us and our recent revenues leading us to project that our operating losses will soon be a thing of the past, we fully expect that these funds will be sufficient to fund our present operations for the next 12 months and beyond," said Kreloff.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties, including those risks detailed in the Company's Securities and Exchange Commission filings that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.


CONTACT: New Frontier Media, Inc., Boulder
Mark Kreloff, Chairman & CEO, 303/444-0900


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